Exhibit 10.1

United Fire Group, Inc.
Deferred Compensation Plan
for United Fire Group, Inc. Non-Employee Directors
(Effective December 1, 2012)
This United Fire Group, Inc. Deferred Compensation Plan (the “Plan”) is adopted by United Fire Group, Inc. effective as of December 1, 2012. The Plan's purpose is threefold: (i) to provide non-employee Directors with increased flexibility in timing the receipt of board service fees, (ii) to assist in attracting and retaining qualified individuals to serve as Directors and (iii) to provide a means for non-employee Directors to align their economic interests more closely with the interests of all Company stockholders by providing the non-employee directors an additional incentive to contribute to United Fire Group's success.
Article I
Definitions

1.1Definitions. Whenever used in this document, the following terms shall have the meaning set forth below:

(a)“Administrator” means a committee consisting of one or more executives of the Company designated by the Chief Executive Officer of the Company.

(b)“Board” means the Board of Directors of the Company.

(c)“Closing Price” means the closing price of the Company's Common Stock as reported in The Wall Street Journal.

(d)“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated under the Code from time to time.

(e)“Common Stock” means the Common Stock, par value $.001 per share, of the Company.

(f)“Company” means United Fire Group, Inc.

(g)“Compensation” means the annual retainer paid in cash to a Director for services as a Director during a Plan Year. Compensation does not include reimbursement for expenses, compensation paid for attendance at meetings of the Board or committees of the Board or compensation paid in the form of options or restricted stock.

(h)“Deferral Account” means the bookkeeping account established for each Participant to record a Participant's Deferrals.

(i)“Deferrals” mean that portion of a Participant's Compensation that a Participant elects to defer in accordance with Section 3.1(a) of the Plan.

(j)“Director” means any individual serving on the Board who is not an employee of the Company or any of its direct or indirect subsidiaries.

(k)“Election Form” means a separate written document a Participant submits to the Administrator, pursuant to which a Participant elects to participate in the Plan and make Deferrals. The Administrator may include all or part of the Election Form in the Participation Agreement.

(l)“Participant” means a Director, provided the Director: (i) elects to participate in the Plan, (ii) signs an Election Form that is accepted by the Administrator, and (iii) commences participation in the Plan.

(m)“Participation Agreement” means a written agreement, as may be amended from time to time, that is entered into by and between the Company and a Director. Each Participation Agreement executed by a Director and the Company must set forth terms applicable to the Participant.

(n)“Plan Year” means the calendar year.

(o)“Section 409A” means Code Section 409A and any U.S. Treasury regulations and guidance promulgated under the Code, including such regulations and guidance promulgated after the effective date of the Plan as deemed appropriate by the Administrator.

Article II
Participation

2.1Participation in the Plan. A Director will become a Participant of the Plan on the date the Administrator accepts the Participant's Election Form and Participation Agreement.

2.2Participation Agreements. A Participant must enter into a Participation Agreement with the Company. A Participation Agreement must contain the following:

(a)The Participant's selection of the form of payment of the Participant's Deferral Account;

(b)The Participant's beneficiary or beneficiaries; and

(c)Such other information as the Administrator may require.

A Participant may enter into a new Participation Agreement with the Company to elect another form of payment and to change beneficiaries, provided, however, the new Participation Agreement: (i) shall be made at least twelve (12) months in advance of the originally-scheduled distribution date and may not take effect for at least twelve (12) months after the date the new election is made and (ii) shall not accelerate the time or schedule of any payment, except as permitted under Treasury regulations, each as may be required by Section 409A.

Article III
Deferrals

3.1Election to Defer. A Participant's Election Form must specify the portion of Compensation to be deferred. Except as provided in Section 3.4, an Election Form is void with respect to any Deferrals unless submitted and accepted by the Administrator before the beginning of the calendar year during which the portion to be deferred will be earned. Subject to the limitations set forth in

Sections 2.2 and 3.4, the Election Form will remain effective until modified or revoked. An Election Form must contain the following:

(a)The Participant's designation as to the portion of Compensation to be deferred with respect to a given Plan Year;

(b)Such other information as the Administrator may require.

3.2Deferral Portion. A Participant may elect to defer all or any portion of the Participant's Compensation.

3.3Deferral Continuance Requirement. A Participant's election to be a Participant shall continue in effect until the Participant delivers to the Administrator a written revocation or modification of such election with respect to Compensation that relates to services yet to be performed in the following Plan Year. An Election Form in place for a Plan Year shall remain in effect for that entire Plan Year.

3.4Initial Election. The Participant shall make an initial deferral election under the Plan by filing with the Administrator a signed Election Form within thirty (30) days after the date on which the Plan is adopted or the date on which the Participant is first eligible to participate in the Plan, taking into consideration the Plan aggregation rules of Section 409A. The completed Election Form shall only apply to Compensation earned after the Election Form is received by the Administrator.

3.5Election Changes. A Participant may modify the portion of Compensation to be deferred annually by filing a new Election Form with the Administrator prior to the beginning of the Plan Year in which the Compensation is to be deferred. A new Election Form will not be effective until the Plan Year following the calendar year in which the Administrator receives the new Election Form.

3.6Mode of Deferral - Stock Credits.

(a)The Company will record a Participant's Deferrals by crediting the Deferrals to the Participant's Deferral Account by means of a stock credit. The stock credit is a Common Stock equivalent equal to the number of shares of Common Stock (including fractions of a share) that could have been purchased on the last day of the month in which Compensation is deferred at a price equal to the average of the Closing Price on each business day during that month. The Company must credit to a Participant's Deferral Account as of the last day of the month in which Compensation is deferred.

(b)As of the date the Company pays any dividend to holders of Common Stock, the Company must credit a Participant's Deferral Account with an additional stock credit equal to the number of shares of Common Stock (including fractions of a share) that could have been purchased at the Closing Price on such date using the dividend that would have been paid on the number of stock credits in the Participant's Deferral Account on the record date for the dividend.

(c)Within one hundred twenty (120) days after the close of each Plan Year, the Company must provide each Participant a statement setting forth the Participant's Deferral Account balance. The Company may provide statements on a quarterly basis.

3.7Accounting Device Only; Unsecured Promise to Pay. Deferral Accounts are solely a device for measuring amounts to be paid under the Plan. The Deferral Accounts are not a trust fund of any kind. A Participant is a general unsecured creditor of the Company for the payment of benefits under the Plan. The benefits represent the Company's mere promise to pay such benefits, and the Company will not set aside any assets to be designated as attributable or allocated to the satisfaction of the obligation of the Company. Compensation deferred pursuant to the terms of the Plan will remain (until distributed in accordance with the terms of the Plan) solely the property of the Company, subject to the claims of the Company's general creditors.

Article IV
Distributions

4.1Distribution of Deferral Accounts.

(a)A Participant's benefit under the Plan is the value of the Participant's Deferral Account on December 31 of each year. The Company will determine the value of a Participant's Deferral Account for any year by multiplying the number of stock credits in the Participant's Account on December 31 of that year by the average of the Closing Price on each business day in the month of December of that year.

(b)Unless a Participant has elected to receive installment payments as provided in Section 4.1(c), the Company will pay to the Participant the value of the Participant's Deferral Account (determined pursuant to Section 4.1(a)) as of the December 31 immediately prior to the Plan Year in which the lump sum distribution is to be paid in a single cash lump sum as soon as practicable following the end of the Plan Year in which the Participant ceases to be a Director.

(c)At the election of a Participant made in writing and delivered to the Administrator at least twelve months prior to the date that Participant's Deferral Account would otherwise be distributed, the Company will distribute that Participant's Deferral Account, commencing as soon as practicable following the end of the Plan Year in which the Participant ceases to be a Director, in five (5) annual installments. The Company will determine the amount of each installment by multiplying the value of the Participant's Deferral Account (determined pursuant to Section 4.1(a)) as of the December 31 immediately prior to the Plan Year in which that installment will be paid by a fraction, the numerator of which is one, and the denominator of which is the number of installments yet to be paid.

(d)The Company will make distributions to Participants only in cash.

4.2    Adjustment. If at any time the number of outstanding shares of Common Stock are increased as the result of any stock dividend, subdivision or reclassification of shares, the number of shares of Common Stock to which each Participant's Deferral Account is equivalent shall be increased in the same proportion as the outstanding number of shares of Common Stock is increased, or if the number of outstanding shares of Common Stock shall at any time be decreased as the result of any combination or reclassification of shares, the number of shares of Common Stock to which each Participant's Deferral Account is equivalent shall be decreased in the same proportion as the outstanding number of shares of Common Stock is decreased. If the Company shall at any time be consolidated with or merged into any other corporation, and holders of the Company's Common Stock receive common shares of the resulting or surviving corporation, there shall be credited to each Participant's Deferral Account, in place of the shares then credited thereto, a stock equivalent of common shares of the resulting or surviving corporation determined by multiplying the number of common shares of stock given in exchange for a share of Common Stock upon such consolidation or merger, by the number of shares of Common Stock to which the Participant's Deferral Account is then equivalent. If in such a consolidation or merger, holders of Common Stock shall receive any consideration other than common shares of the resulting or surviving corporation, the Administrator, in its sole discretion, shall determine the appropriate change in Participants' Deferral Account.

Article V
Administrator

5.1Administrator. The Administrator shall have full power and authority to administer the Plan, including the power to promulgate forms to be used with regard to the Plan, the power to promulgate rules of Plan administration, the power to settle any disputes as to rights or benefits arising from the Plan, and the power to make such decisions or take such actions as the Administrator, in its sole discretion, deems necessary or advisable to aid in the proper maintenance of the Plan.

Article VI
Beneficiaries

6.1Beneficiaries. Each Participant must designate one or more persons (who may be any one or more members of the Participant's family or other persons, administrators, trusts, foundations or other entities) as the Participant's beneficiary under the Plan. The designation must be made on a form acceptable to the Administrator. Each Participant may at any time and from time to time, change any previous beneficiary designation, without notice to or consent of any previously designated beneficiary, by amending the Participant's previous designation. Designations will only be effective if signed by the Participant and accepted by the Administrator during the Participant's lifetime. If (i) the beneficiary does not survive the Participant (or is otherwise unavailable to receive payment), (ii) the Participant names a spouse as a beneficiary and the marriage is subsequently dissolved, or (iii) the Participant has not validly designated a beneficiary, then the Administrator will pay the value of the Participant's Deferral Account to the Participant's estate. Unless the Participant has otherwise designated in a manner acceptable to the Administrator, if more than one person is the beneficiary of a deceased Participant, the Administrator will distribute to each beneficiary a pro rata share of any benefit payable and if a beneficiary who is receiving benefits dies, all benefits that were payable to such beneficiary shall then be payable to the estate of that beneficiary.

6.2Lost Beneficiary.

(a)Each Participant and, if benefits are begin paid to a beneficiary, each beneficiary, must keep the Administrator informed of their current address.

(b)If the Administrator, exercising due diligence, cannot locate a Participant or beneficiary, then in its sole discretion, the Administrator may presume that the Participant or beneficiary is deceased for purposes of the Plan and all unpaid amounts (net of due diligence expenses) owed to the Participant or beneficiary shall be paid accordingly or, if a beneficiary cannot be so located, then such amounts shall be paid to the Participant's or the beneficiary's estate, as applicable. Any such presumption of death shall be final, conclusive and binding on all parties. Notwithstanding the foregoing, if any such beneficiary is located within five (5) years from the date of any such forfeiture, such beneficiaries shall be entitled to receive the amount previously forfeited, but only to the extent recoverable, and in no event shall the Company be obligated to pay a benefit more than once.

(c)If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of the Participant's property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Company may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

Article VII
Amendment and Termination

7.1Authority to Amend or Terminate. The Board has the sole authority to modify, amend or terminate the Plan; provided, however, that any modification or termination of the Plan shall not (i) reduce, without the consent of a Participant, the Participant's right, as of the day before the effective date of such modification or termination, to any amounts already credited to the Participant's Deferral Account or (ii) lengthen the time period for a distribution from an established Deferral Account. Following a termination, to the extent permitted under Section 409A, the Company may distribute the Deferral Accounts in a single sum payment if the Company so designates or as may be required under Section 409A. If the Company elects to pay Deferral Accounts in a single sum, the Company must pay the Deferral Accounts of all Participants in a single sum.

7.2Required Action. Notwithstanding Section 7.1, to the extent permitted by Section 409A, the Company may amend or terminate the Plan at any time if, pursuant to legislative, judicial or regulatory action, continuation of the Plan would (i) cause benefits to be taxable to the Participant prior to actual receipt, or (ii) result in significant financial penalties or other significantly detrimental ramifications to the Company (other than the financial impact of paying the benefits).

Article VIII
Section 409A

8.1Section 409A. The Participant's Deferral Account balances constitute “deferred compensation” under Section 409A and are subject to the following:

(a)All documents and agreements or rules and regulations created by the Company pertaining to a Participant's Deferral Account, will provide for the required procedures under Section 409A, including the timing of deferral elections and the timing and method of payment distributions.

(b)With respect to the Participants' Deferral Account balances, it is the intention of the Company to operate the Plan at all times in conformity with the known rules, regulations and guidance promulgated under Section 409A, and the Company reserves the right (including the right to delegate such right) to unilaterally amend the Plan with respect to the Deferral Account balances without the consent of any Participant, to maintain compliance with Section 409A. A Participant's acceptance of any benefits under the Plan constitutes acknowledgement and consent to such rights of the Company.

(c)If any portion of a Participant's Deferral Account under the Plan is required to be included in income by the Participant prior to receipt due to a failure of the Plan to meet the requirements of Section 409A, the Participant may petition the Administrator for a distribution of that portion of the Participant's Deferral Account balance that is required to be included in the Participant's income. Upon the grant of such a petition, which grant shall not be unreasonably withheld, the Company shall distribute to the Participant immediately available funds in an amount equal to the portion of the Participant's Deferral Account balance required to be included in income as a result of the failure of the Plan to meet the requirements of Section 409A, which amount shall not exceed the value of the Deferral Account under the Plan. If the Company grants the petition, the Company must make the distribution within ninety (90) days of the date the Company granted the petition. Such a distribution shall reduce the Participant's benefits to be paid under the Plan.

Article IX
Miscellaneous

9.1Administration. The Administrator shall have powers which are necessary to administer the Plan, including, but not limited to:

(a)interpreting the provisions of the Plan;

(b)establishing and revising the method of accounting for the Plan;

(c)maintaining a record of benefit payments; and

(d)establishing rules and prescribing any forms necessary or desirable to administer the Plan.

The Administrator may delegate to others certain ministerial aspects of the management and operation of the Plan, including the employment of advisors and the delegation of ministerial duties to qualified individuals and may, from time to time, consult with legal counsel, who may be counsel to the Company.

The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated under the Plan shall be final and conclusive and binding upon all persons having any interest in the Plan.

9.2No Assignment. Benefits or payments under the Plan are not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant's beneficiary, whether voluntary or involuntary (collectively, an “Assignment”), and any attempt to initiate or complete an Assignment will not be valid. No benefit or payment under the Plan is in any way liable for or subject to the debts, contracts, liabilities, engagement or torts of any Participant, beneficiary, or other person entitled to such benefit or payment pursuant to the terms of the Plan, except to such extent as may be required by law. If any Participant or beneficiary or any other person entitled to a benefit or payment pursuant to the terms of the Plan becomes bankrupt or attempts to initiate or complete an Assignment alienate, sell, transfer, assign, pledge, encumber, attach or garnish any benefit or payment under the Plan, in whole or in part, or if any attempt is made to subject any such benefit or payment, in whole or in part, to the debts, contracts, liabilities, engagements or torts of the Participant, beneficiary or any other person entitled to any such benefit or payment pursuant to the terms of the Plan, then such benefit or payment, in the discretion of the Administrator, shall cease and terminate with respect to such Participant, beneficiary or other such person.

9.3Tax Withholding. When the Company makes payments under the Plan, the Company has the right to deduct from each payment made under the Plan any taxes respecting such payments required to be withheld by federal or state codes, rules and regulations.

9.4Entire Agreement. The Plan and a Participant's Participation Agreement and Election Form constitute the entire agreement between the Company and the Participant as to the subject matter hereof.

9.5No Liability. No liability shall attach to or be incurred by any officer or director of the Company or any Administrator under or by reason of the terms, conditions and provisions contained in the Plan, or for the acts or decisions taken or made under the Plan or in connection with the Plan. As a condition precedent to the establishment of the Plan, the submission of an Election Form or the receipt of benefits under the Plan, a Participant expressly waives such liability, if any, and expressly releases any and all persons claiming under or through any Participant or any other person. The waiver and release is be conclusively evidenced by any act or participation in, the acceptance of benefits under or the making of any election under the Plan.

9.6Reorganization. The Company shall not merge or consolidate into or with another company, or reorganize or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Company under the Plan.

9.7Expenses. The Company must pay all expenses incurred in the administration of the Plan, whether incurred by the Company or the Plan.

9.8Insolvency. If the Company is considered to be insolvent, the Company, through its Board and chief executive officer, must give immediate written notice of such to the Administrator. Upon receipt of such notice, the Administrator shall cease to make any payments to any person receiving payments under the Plan and shall hold any and all assets attributable to the Company for the benefit of the general creditors of the Company.

9.9Company Determinations. The Board or a properly delegated committee of the Board has the sole authority to make determinations, actions or decisions of the Company with respect to the Plan (including but not limited to, Plan amendments and Plan termination).

9.10Interpretation. The provisions of the Plan shall be interpreted consistently with Section 409A, and to the extent the Plan inconsistent with Section 409A, the Plan shall be deemed to be modified to the extent necessary to make such provisions consistent with Section 409A. All questions of interpretation, construction or application arising under or concerning the terms of the Plan shall be decided by the Administrator, in its sole and final discretion, and such decision will be final, binding and conclusive upon all persons.

9.11Severability and Interpretation of Provisions. If any of the provisions or portions of provisions of the Plan are held to be inoperative or invalid by any court of competent jurisdiction, or if any governmental body having jurisdiction over the Company adopts legislation that would be retroactively applied to invalidate the Plan or any provision of the Plan or cause the benefits under the Plan to be taxable, then: (i) insofar as is reasonable, effect will be given to the intent manifested in the provisions held invalid or inoperative, and (ii) the validity and enforceability of the remaining provisions will not be affected thereby. If the Administrator must construe a provision in a manner to avoid taxability, the Administrator shall construe such provision in a manner that would manifest to the maximum extent possible the original meaning of such provision.

9.12Governing Law. The Plan is governed construed and administered in accordance with the laws of the State of Iowa without regard to the conflict of laws provisions of any jurisdiction, except to the extent preempted by the laws of the United States of America.

9.13    Headings. The Article headings and Section headings contained in the Plan are included only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of the Plan and do not in any way affect the Plan or the construction of any provision of the Plan.